Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-176264) pertaining to the 2010 Long-Term Stock Incentive Plan,
(2)Registration Statement (Form S-8 No. 333-226902) pertaining to the 2018 Employee Stock Purchase Plan, and
(3)Registration Statement (Form S-8 No. 333-240228) pertaining to the 2020 Omnibus Long-Term Incentive Plan;

of our reports dated March 18, 2021 with respect to the consolidated financial statements of Systemax Inc. and the effectiveness of internal control over financial reporting of Systemax Inc. included in this Annual Report (Form 10-K) of Systemax Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

New York, New York

March 18, 2021